Exhibit 99.1

BANKUNITED, INC. REPORTS FIRST QUARTER 2014 RESULTS, SUSTAINED ORGANIC GROWTH

Miami Lakes, Fla. — April 24, 2014 — BankUnited, Inc. (the “Company”) (NYSE: BKU) today announced financial results for the quarter ended March 31, 2014.

For the quarter ended March 31, 2014, the Company reported net income of $55.3 million, or $0.53 per diluted share, generating a return on average stockholders’ equity of 11.41% and a return on average assets of 1.46%.  The Company reported net income of $48.2 million, or $0.47 per diluted share, for the quarter ended March 31, 2013.

John Kanas, Chairman, President and Chief Executive Officer, said, “We are obviously pleased with this quarter’s results. We are particularly encouraged by the sustained, balanced growth across all of our lending platforms.”

Performance Highlights

•                  New loans grew by $1.1 billion during the first quarter of 2014 to $8.6 billion.

•                  Total deposits increased by $591 million for the quarter ended March 31, 2014 to $11.1 billion.

•                  The net interest margin, calculated on a tax-equivalent basis, was 5.05% for the quarter ended March 31, 2014 compared to 5.93% for the quarter ended March 31, 2013 and 5.24% for the immediately preceding quarter ended December 31, 2013. The net interest margin continues to be impacted by the origination of new loans at current market yields lower than those on the covered loan portfolio.

•                  The cost of deposits continues to trend downward. The cost of deposits was 0.60% for the first quarter of 2014 as compared to 0.70% for the first quarter of 2013. Excluding the impact of hedge accounting and accretion of fair value adjustments, the cost of deposits was 0.55% for the quarter ended March 31, 2014.

•                  Earnings for the quarter ended March 31, 2014 benefited from a net gain on the sale of covered commercial and consumer loans and commercial other real estate owned (“OREO”) with an aggregate carrying value of $84 million. Better than previously projected pricing resulted in a net favorable pre-tax impact on quarterly earnings of $11.2 million, inclusive of the impact of FDIC loss sharing and direct expenses of the sale. Loss sharing under the terms of BankUnited, N.A.’s Commercial Shared-Loss Agreement with the FDIC will terminate on May 21, 2014.

•                  Book value and tangible book value per common share grew to $19.47 and $18.80, respectively, at March 31, 2014.

Capital

The Company and its banking subsidiary continue to exceed all regulatory guidelines required to be considered well capitalized. The Company’s regulatory capital ratios at March 31, 2014 were as follows:

Tier 1 leverage	12.1%

Tier 1 risk-based capital	19.4%

Total risk-based capital	20.3%

Loans and Leases

Loans, net of premiums, discounts and deferred fees and costs, increased to $10.0 billion at March 31, 2014 from $9.1 billion at December 31, 2013.  New loans grew by $1.1 billion to $8.6 billion at March 31, 2014.  Covered loans declined to $1.3 billion at March 31, 2014 from $1.5 billion at December 31, 2013.

The New York franchise contributed $406 million to new loan growth for the quarter while the Florida franchise contributed $368 million and our national platforms contributed $312 million.  We refer to our three commercial lending subsidiaries, our mortgage warehouse lending operations, our residential loan purchase program and our indirect auto platform as national platforms. At March 31, 2014, the new loan portfolio included $3.5 billion, $2.0 billion and $3.1 billion attributable to the Florida franchise, the New York franchise and our national platforms, respectively.

For the quarter ended March 31, 2014, new commercial loans, including commercial loans, commercial real estate loans and leases, grew $0.9 billion to $6.4 billion, reflecting the continued success of lending operations in New York as well as continued growth in the portfolios of our Florida franchise and lending subsidiaries. New residential loans grew by $142 million to $2.0 billion during the first quarter of 2014, primarily as a result of the continuation of the Company’s residential loan purchase program. New consumer loans, comprised primarily of indirect auto loans, grew by $85 million.

A comparison of portfolio composition at March 31, 2014 and December 31, 2013 follows:

	New Loans		Total Loans
	March 31,	December 31,	March 31,	December 31,
	2014	2013	2014	2013
Single family residential and home equity	22.6%	24.0%	31.9%	34.3%
Commercial real estate	39.3%	38.5%	35.0%	34.3%
Commercial	34.7%	34.7%	30.1%	29.0%
Consumer	3.4%	2.8%	3.0%	2.4%
	100.0%	100.0%	100.0%	100.0%

Asset Quality

Asset quality remains strong. The ratio of non-performing new loans to total new loans was 0.24% at March 31, 2014 as compared to 0.31% at December 31, 2013. The ratio of total non-performing loans to total loans was 0.30% at March 31, 2014 as compared to 0.39% at December 31, 2013.  At March 31, 2014, non-performing assets totaled $59.7 million, including $29.6 million of OREO, as compared to $76.2 million, including $40.6 million of OREO, at December 31, 2013. At March 31, 2014, 64% of total non-performing assets were covered assets.

For the quarters ended March 31, 2014 and 2013, the Company recorded provisions for loan losses of $8.4 million and $12.0 million, respectively.  Of these amounts, $0.8 million and $4.8 million, respectively, related to provisions for covered loans, and $7.6 million and $7.2 million, respectively, related to provisions for new loans.

The provision related to new loans for the quarter ended March 31, 2014 reflects growth in the new loan portfolio. The provision related to new loans for the quarter ended March 31, 2013 was impacted by specific reserves recognized on impaired loans, particularly related to one commercial relationship.

The provisions for loan losses related to covered loans were significantly mitigated by offsetting increases in non-interest income recorded in “Net loss on indemnification asset.”

The following tables summarize the activity in the allowance for loan and lease losses for the quarters ended March 31, 2014 and 2013 (in thousands):

	Three Months Ended March 31, 2014				Three Months Ended March 31, 2013
	ACI Loans	Non-ACI Loans	New Loans	Total	ACI Loans	Non-ACI Loans	New Loans	Total
Balance at beginning of period	$2,893	$9,502	$57,330	$69,725	$8,019	$9,874	$41,228	$59,121
Provision (recovery)	2,298	(1,502)	7,607	8,403	(1,403)	6,203	7,167	11,967
Charge-offs	(5,191)	(723)	(2,549)	(8,463)	(1,826)	(1,105)	(8,214)	(11,145)
Recoveries	—	35	328	363	—	947	133	1,080
Balance at end of period	$—	$7,312	$62,716	$70,028	$4,790	$15,919	$40,314	$61,023

Credit risk continues to be limited, though to a declining extent, by the Loss Sharing Agreements with the FDIC.  At March 31, 2014, covered loans represented 13% of the total loan portfolio.

Deposits

At March 31, 2014, deposits totaled $11.1 billion compared to $10.5 billion at December 31, 2013.  Demand deposits, including non-interest bearing and interest bearing deposits, comprised 26% of total deposits at March 31, 2014. The average cost of deposits was 0.60% for the quarter ended March 31, 2014 as compared to 0.70% for the quarter ended March 31, 2013.  The decrease in the average cost of deposits was attributable to both the growth in non-interest bearing deposits as a percentage of average total deposits and a decline in market rates of interest.

Net interest income

Net interest income for the quarter ended March 31, 2014 increased to $166.5 million from $153.8 million for the quarter ended March 31, 2013.

The Company’s net interest margin, calculated on a tax-equivalent basis, was 5.05% for the quarter ended March 31, 2014 as compared to 5.93% for the quarter ended March 31, 2013.  Significant factors impacting this expected trend in net interest margin for the quarter ended March 31, 2014 included:

•           The tax-equivalent yield on loans declined to 7.04% from 10.54% for the quarter ended March 31, 2014 compared to the quarter ended March 31, 2013, primarily because new loans, originated at yields lower than those on the covered loan portfolio, comprised a greater percentage of total loans.

•           The yield on new loans decreased to 3.63% for the quarter ended March 31, 2014 from 4.03% for the quarter ended March 31, 2013, primarily reflecting the impact of lower market interest rates on new production over the last year compared to periods prior to 2013.

•           The yield on covered loans for the quarter ended March 31, 2014 increased to 26.14% from 24.12% for the quarter ended March 31, 2013. This increase in yield on covered loans primarily reflected improvements in expected cash flows and corresponding transfers from non-accretable difference to accretable yield.

•           The average rate on interest bearing liabilities declined to 0.88% for the quarter ended March 31, 2014 from 0.99% for the quarter ended March 31, 2013, primarily due to declining market interest rates.

•            Non-interest bearing deposits comprised a greater percentage of average total deposits for the quarter ended March 31, 2014 than for the quarter ended March 31, 2013.  Average non-interest bearing deposits were 20% of average total deposits for the quarter ended March 31, 2014 as compared to 15% of average total deposits for the quarter ended March 31, 2013.

Interest income for the quarters ended March 31, 2014 and 2013 included proceeds of $8.5 million and $10.2 million, respectively, from the sale of loans from a pool of ACI loans carried at zero. The impact of sales of loans from this pool is expected to decrease in the future. The Company’s net interest margin continues to be impacted by reclassifications from non-accretable difference to accretable yield on ACI loans.  Non-accretable difference at acquisition represented the difference between the total contractual payments due and the cash flows expected to be received on these loans.  The accretable yield on ACI loans represented the amount by which undiscounted expected future cash flows exceeded the carrying value of the loans.  As the Company’s expected cash flows from ACI loans have increased since the FSB Acquisition (as defined below), the Company has reclassified amounts from non-accretable difference to accretable yield.

Changes in accretable yield on ACI loans for the three months ended March 31, 2014 and the year ended December 31, 2013 were as follows (in thousands):

Balance, December 31, 2012	$1,286,066
Reclassifications from non-accretable difference	282,952
Accretion	(410,446)
Balance, December 31, 2013	1,158,572
Reclassifications from non-accretable difference	40,617
Accretion	(91,530)
Balance, March 31, 2014	$1,107,659

Non-interest income

Non-interest income totaled $30.2 million for the quarter ended March 31, 2014 as compared to $20.1 million for the quarter ended March 31, 2013.

The consolidated statement of income line items Provision for losses on covered loans, Income from resolution of covered assets, net, Gain (loss) on sale of covered loans and Gain (loss) on covered other real estate owned relate to transactions in the covered assets. The line item Net loss on indemnification asset represents the mitigating impact of FDIC indemnification on gains and losses arising from these transactions in the covered assets. The impact on pre-tax earnings of these transactions, net of FDIC indemnification, for the quarter ended March 31, 2014 was $17.5 million compared to $1.7 million for the quarter ended March 31, 2013.

Income from resolution of covered assets, net was $13.1 million for the quarter ended March 31, 2014, compared to $19.2 million for the quarter ended March 31, 2013. This decrease in income resulted mainly from lower income from commercial recoveries and residential paid in full resolutions, offset in part by lower losses on foreclosure and short sale resolutions.

The Company recognized gains on the sale of covered loans of $19.3 million for the quarter ended March 31, 2014, compared to losses of $0.8 million for the quarter ended March 31, 2013.  The Company sold covered commercial and consumer loans and commercial OREO in the first quarter of 2014, in anticipation of the termination of commercial loss sharing in May 2014.  Pre-tax gains and the impact of FDIC loss sharing were recognized on these sales in the consolidated statement of income as follows:

Gain on sale of covered loans	$17,971
Provision for loan losses on transfer to loans held for sale	(3,469)
Loss on sale of OREO	(524)
Loss on indemnification asset	(2,809)
$11,169

Gains were recognized on these sales due primarily to better than expected pricing. Covered residential loans continue to be sold on a quarterly basis.  Gains of $1.3 million were recognized on the sale of covered residential loans in the quarter ended March 31, 2014, compared to losses of $0.8 million recognized in the quarter ended March 31, 2013.  Improvements in the results of the sales were primarily due to improved pricing.

Net loss on indemnification asset was $16.9 million for the quarter ended March 31, 2014, compared to $11.7 million for the quarter ended March 31, 2013.  Variances in net loss on indemnification asset are directly related to variances in income from resolution of covered assets, net, the gain (loss) on sale of covered loans, the provision for losses on covered loans and gain (loss) on covered OREO.

Securities gains for the quarter ended March 31, 2013 included $1.6 million related to the sale of securities in conjunction with the merger of Herald National Bank into BankUnited.

Other non-interest income increased to $9.2 million for the quarter ended March 31, 2014 from $5.3 million for the quarter ended March 31, 2013. The most significant component of the increase was an increase of $2.9 million in rental income on operating leases.

Non-interest expense

Non-interest expense totaled $102.5 million for the quarter ended March 31, 2014 as compared to $82.8 million for the quarter ended March 31, 2013.

Increased compensation and occupancy and equipment expense for the quarter ended March 31, 2014 compared to the quarter ended March 31, 2013 related to the Company’s overall growth and its expansion into New York.

Amortization of the FDIC indemnification asset was $15.7 million for the quarter ended March 31, 2014 compared to $2.3 million for the quarter ended March 31, 2013. As the expected cash flows from ACI loans have increased, resulting in an increased yield on ACI loans as discussed above, expected cash flows from the FDIC indemnification asset have decreased, ultimately resulting in a negative yield on the FDIC indemnification asset.

For the quarter ended March 31, 2014, foreclosure and OREO expense was $1.0 million as compared to $1.4 million for the quarter ended March 31, 2013.  For the quarter ended March 31, 2014, (gain) loss on OREO, net was $(2.7) million as compared to $0.2 million for the quarter ended March 31, 2013.  These changes reflect continuing trends of lower levels of OREO and foreclosure activity and an improving real estate market.

Provision for income taxes

The effective income tax rate decreased to 35.6% for the quarter ended March 31, 2014 from 39.1% for the quarter ended March 31, 2013.  This decrease primarily reflects the impact of increases in tax-exempt income and changes resulting from state tax law changes in the first quarter of 2014.

Non-GAAP Financial Measure

Tangible book value per common share is a non-GAAP financial measure. Management believes this measure is relevant to understanding the capital position and performance of the Company. Disclosure of this non-GAAP financial measure also provides a meaningful base for comparability to other financial institutions. The following table reconciles the non-GAAP financial measurement of tangible book value per common share to the comparable GAAP financial measurement of book value per common share at March 31, 2014 (in thousands except share and per share data):

Total stockholders’ equity	$1,979,704
Less: goodwill and other intangible assets	68,898
Tangible stockholders’ equity	$1,910,806

Common stock shares issued and outstanding	101,663,937

Book value per common share	$19.47

Tangible book value per common share	$18.80

Earnings Conference Call and Presentation

A conference call to discuss quarterly results will be held at 9:00 a.m. ET on Thursday, April 24, 2014 with Chairman, President and Chief Executive Officer, John A. Kanas, and Chief Financial Officer, Leslie N. Lunak.

The earnings release will be available on the Investor Relations page under About Us on www.bankunited.com prior to the call. The call may be accessed via a live Internet webcast at www.bankunited.com or through a dial in telephone number at (888) 713-4199 (domestic) or (617) 213-4861 (international). The name of the call is BankUnited, Inc. and the confirmation number for the call is 14384832. Participants may pre-register for the call on the Investor Relations page on www.bankunited.com. A replay of the call will be available from 1:00 p.m. ET on April 24, 2014 through 11:59 p.m. ET on May 1, 2014 by calling (888) 286-8010 (domestic) or (617) 801-6888 (international). The pass code for the replay is 53910405. An archived webcast will also be available on the Investor Relations page of www.bankunited.com.

About BankUnited, Inc. and the FSB Acquisition

BankUnited, Inc., with total assets of $15.8 billion at March 31, 2014, is the bank holding company of BankUnited, N.A., a national bank headquartered in Miami Lakes, Florida with 99 branches in 15 Florida counties and 6 banking centers in the New York metropolitan area at March 31, 2014.

The Company was organized by a management team led by its Chairman, President and Chief Executive Officer, John A. Kanas in 2009.  On May 21, 2009, BankUnited acquired substantially all of the assets and assumed all of the non-brokered deposits and substantially all other liabilities of BankUnited, FSB from the FDIC, in a transaction referred to as the FSB Acquisition.  Concurrently with the FSB Acquisition, BankUnited entered into two loss sharing agreements, or the Loss Sharing Agreements, which covered certain legacy assets, including the entire legacy loan portfolio and OREO, and certain purchased investment securities.  Assets covered by the Loss Sharing Agreements are referred to as “covered assets” (or, in certain cases, “covered loans”). The Loss Sharing Agreements do not apply to subsequently purchased or originated loans (“new loans”) or other assets.  Pursuant to the terms of the Loss Sharing Agreements, the covered assets are subject to a stated loss threshold whereby the FDIC will reimburse BankUnited for 80% of losses, including certain interest and expenses, up to the $4.0 billion stated threshold and 95% of losses in excess of the $4.0 billion stated threshold.  The Company’s current estimate of cumulative losses on the covered assets is approximately $4.3 billion.  The Company has received $2.5 billion from the FDIC in reimbursements under the Loss Sharing Agreements for claims filed for incurred losses as of March 31, 2014.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance.  The Company generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words.  Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiaries or on the Company’s current plans, estimates and expectations.  The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations contemplated by the Company will be achieved.  Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity.  If one or more of these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from those indicated in these statements.  These factors should not be construed as exhaustive.  The Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.  A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements.  Information on these factors can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 available at the SEC’s website (www.sec.gov).

Contacts

BankUnited, Inc.

Investor Relations:

Leslie Lunak, 786-313-1698

llunak@bankunited.com

or

Media Relations:

Mary Harris, 305-817-8117

mharris@bankunited.com

Source: BankUnited, Inc.

BANKUNITED, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS - UNAUDITED

(In thousands, except share and per share data)

	March 31,	December 31,
	2014	2013
ASSETS

Cash and due from banks:
Non-interest bearing	$41,947	$45,976
Interest bearing	13,050	14,590
Interest bearing deposits at Federal Reserve Bank	204,772	190,075
Federal funds sold	3,392	2,108
Cash and cash equivalents	263,161	252,749
Investment securities available for sale, at fair value (including covered securities of $209,255 and $205,769)	3,526,895	3,637,124
Non-marketable equity securities	153,649	152,066
Loans held for sale	1,420	194
Loans (including covered loans of $1,313,024 and $1,483,888)	9,973,810	9,053,609
Allowance for loan and lease losses	(70,028)	(69,725)
Loans, net	9,903,782	8,983,884
FDIC indemnification asset	1,131,424	1,205,117
Bank owned life insurance	214,794	206,759
Equipment under operating lease	208,559	196,483
Other real estate owned (including covered OREO of $29,164 and $39,672)	29,569	40,570
Deferred tax asset, net	77,196	70,626
Goodwill and other intangible assets	68,898	69,067
Other assets	172,305	232,010
Total assets	$15,751,652	$15,046,649

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Demand deposits:
Non-interest bearing	$2,173,620	$2,171,335
Interest bearing	709,569	676,079
Savings and money market	4,821,363	4,402,987
Time	3,419,226	3,282,027
Total deposits	11,123,778	10,532,428
Federal Home Loan Bank advances and other borrowings	2,473,508	2,414,313
Other liabilities	174,662	171,210
Total liabilities	13,771,948	13,117,951

Commitments and contingencies

Stockholders’ equity:
Common stock, par value $0.01 per share, 400,000,000 shares authorized; 101,663,937 and 101,013,014 shares issued and outstanding	1,017	1,010
Paid-in capital	1,339,996	1,334,945
Retained earnings	568,575	535,263
Accumulated other comprehensive income	70,116	57,480
Total stockholders’ equity	1,979,704	1,928,698
Total liabilities and stockholders’ equity	$15,751,652	$15,046,649

BANKUNITED, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED

(In thousands, except per share data)

	Three Months Ended March 31,
	2014	2013

Interest income:
Loans	$163,783	$145,091
Investment securities available for sale	24,826	30,005
Other	1,953	1,279
Total interest income	190,562	176,375
Interest expense:
Deposits	16,095	14,881
Borrowings	8,003	7,707
Total interest expense	24,098	22,588
Net interest income before provision for loan losses	166,464	153,787
Provision for loan losses (including $796 and $4,800 for covered loans)	8,403	11,967
Net interest income after provision for loan losses	158,061	141,820
Non-interest income:
Income from resolution of covered assets, net	13,061	19,190
Net loss on indemnification asset	(16,904)	(11,687)
FDIC reimbursement of costs of resolution of covered assets	1,128	2,864
Service charges and fees	4,005	3,342
Gain (loss) on sale of loans, net (including gain (loss) related to covered loans of $19,294 and $(772))	19,332	(586)
Gain on investment securities available for sale, net	361	1,686
Other non-interest income	9,207	5,314
Total non-interest income	30,190	20,123
Non-interest expense:
Employee compensation and benefits	49,449	43,075
Occupancy and equipment	16,967	15,042
Amortization of FDIC indemnification asset	15,741	2,280
(Gain) loss on other real estate owned, net (including (gain) loss related to covered OREO of $(2,806) and $249)	(2,677)	249
Foreclosure and other real estate owned expense	980	1,373
Deposit insurance expense	2,252	1,937
Professional fees	3,430	5,422
Telecommunications and data processing	3,307	3,368
Other non-interest expense	13,012	10,043
Total non-interest expense	102,461	82,789
Income before income taxes	85,790	79,154
Provision for income taxes	30,519	30,928
Net income	$55,271	$48,226
Earnings per common share, basic	$0.53	$0.48
Earnings per common share, diluted	$0.53	$0.47
Cash dividends declared per common share	$0.21	$0.21

BANKUNITED, INC. AND SUBSIDIARIES

AVERAGE BALANCES AND YIELDS

(Dollars in thousands)

	Three Months Ended March 31,
	2014			2013
	Average		Yield/	Average		Yield/
	Balance	Interest (1)	Rate (2)	Balance	Interest (1)	Rate (2)
Assets:
Interest earning assets:
Loans	$9,487,617	$166,126	7.04%	$5,589,968	$146,549	10.54%
Investment securities available for sale (3)	3,622,388	25,453	2.81%	4,329,912	30,753	2.84%
Other interest earning assets	357,535	1,953	2.21%	630,169	1,279	0.82%
Total interest earning assets	13,467,540	193,532	5.77%	10,550,049	178,581	6.80%
Allowance for loan and lease losses	(72,566)			(60,965)
Non-interest earning assets	1,984,935			2,115,460
Total assets	$15,379,909			$12,604,544
Liabilities and Stockholders’ Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$686,998	708	0.42%	$544,566	671	0.50%
Savings and money market deposits	4,655,143	5,376	0.47%	4,144,823	5,164	0.51%
Time deposits	3,347,334	10,011	1.21%	2,635,152	9,046	1.39%
Total interest bearing deposits	8,689,475	16,095	0.75%	7,324,541	14,881	0.82%
FHLB advances and other borrowings	2,426,109	8,003	1.34%	1,904,966	7,707	1.64%
Total interest bearing liabilities	11,115,584	24,098	0.88%	9,229,507	22,588	0.99%
Non-interest bearing demand deposits	2,139,414			1,332,461
Other non-interest bearing liabilities	160,110			210,319
Total liabilities	13,415,108			10,772,287
Stockholders’ equity	1,964,801			1,832,257
Total liabilities and stockholders’ equity	$15,379,909			$12,604,544
Net interest income		$169,434			$155,993
Interest rate spread			4.89%			5.81%
Net interest margin			5.05%			5.93%

(1) On a tax-equivalent basis where applicable

(2) Annualized

(3) At fair value

BANKUNITED, INC. AND SUBSIDIARIES

EARNINGS PER COMMON SHARE

(In thousands except share amounts)

	Three Months Ended
	March 31,
	2014	2013
Basic earnings per common share:
Numerator:
Net income available to common stockholders	$55,271	$48,226
Distributed and undistributed earnings allocated to participating securities	(2,145)	(3,019)
Income allocated to common stockholders for basic earnings per common share	$53,126	$45,207
Denominator:
Weighted average common shares outstanding	101,325,157	96,121,473
Less average unvested stock awards	(977,439)	(1,166,706)
Weighted average shares for basic earnings per common share	100,347,718	94,954,767
Basic earnings per common share	$0.53	$0.48
Diluted earnings per common share:
Numerator:
Income allocated to common stockholders for basic earnings per common share	$53,126	$45,207
Adjustment for earnings reallocated from participating securities	3	1,109
Income used in calculating diluted earnings per common share	$53,129	$46,316
Denominator:
Average shares for basic earnings per common share	100,347,718	94,954,767
Dilutive effect of stock options and preferred shares	144,483	4,526,162
Weighted average shares for diluted earnings per common share	100,492,201	99,480,929
Diluted earnings per common share	$0.53	$0.47

BANKUNITED, INC. AND SUBSIDIARIES

SELECTED RATIOS

	Three Months Ended March 31,
	2014	2013
Financial ratios (4)
Return on average assets	1.46%	1.55%
Return on average stockholders’ equity	11.41%	10.67%
Net interest margin (5)	5.05%	5.93%

	March 31,	December 31,
	2014	2013
Capital ratios
Tier 1 leverage	12.12%	12.42%
Tier 1 risk-based capital	19.42%	21.06%
Total risk-based capital	20.27%	21.93%

	March 31, 2014		December 31, 2013
	Non-Covered	Total	Non-Covered	Total
Asset quality ratios
Non-performing loans to total loans (1) (3)	0.24%	0.30%	0.31%	0.39%
Non-performing assets to total assets (2)	0.13%	0.38%	0.16%	0.51%
Allowance for loan and lease losses to total loans (3)	0.72%	0.70%	0.76%	0.77%
Allowance for loan and lease losses to non-performing loans (1)	301.16%	232.40%	246.73%	195.52%
Net charge-offs to average loans (4)	0.11%	0.35%	0.34%	0.31%

(1) We define non-performing loans to include non-accrual loans, loans, other than ACI loans, that are past due 90 days or more and still accruing and certain loans modified in troubled debt restructurings.  Contractually delinquent ACI loans on which interest continues to be accreted are excluded from non-performing loans.

(2) Non-performing assets include non-performing loans and other real estate owned.

(3) Total loans is net of unearned discounts, premiums and deferred fees and costs.

(4) Annualized.

(5) On a tax-equivalent basis.